UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 9, 2006

WALTER INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-13711	13-3429953
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation or organization)	File Number)	Identification No.)

4211 W. Boy Scout Boulevard, Tampa, Florida	33607
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (813) 871-4811

NOT APPLICABLE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13-4(c))

Item 8.01               Other Events.

Walter Industries, Inc. (the “Company”) announces an additional basis upon which its 3.75% Convertible Senior Subordinated Notes due 2024 (the “Convertible Notes”) are convertible. As disclosed in the Company’s Form 8-K filed on October 2, 2006, and consistent with each of the prior seven calendar quarters, the Convertible Notes are convertible as a result of having satisfied the common stock sale price condition of the indenture dated as of April 20, 2004 (as amended and supplemented to the date hereof, the “Indenture”). In addition, because of the Company’s declaration of a dividend on its common stock in the form of shares of Series B common stock of Mueller Water Products, Inc., a subsidiary of the Company (the “Spin-Off Dividend”) and the determination by the Company’s Board of Directors that the per share value of such distribution exceeds 5% of the “Last Reported Sale Price” of the Company’s common stock on the trading day immediately preceding the declaration date, the holders of the Convertible Notes have the right, pursuant to Section 15.01(b) of the Indenture, to require the Company to convert, subject to and upon compliance with the provisions of the Indenture, all or any portion of their Convertible Notes which is a multiple of $1,000 into fully paid and non-assessable shares of common stock of the Company, prior to 5:00 p.m., Eastern Time, on December 14, 2006, which is the business day immediately preceding the date which the Company has been advised will be the Ex-Dividend Date for such distribution, December 15, 2006.

The Company has also declared a dividend on its common stock in the form of additional shares of the Company’s previously authorized but unissued common stock (the “Split Dividend” and together with Spin-Off Dividend, the “Dividends”). Upon payment of such Dividends, holders of the Company’s common stock on the Record Date (as defined below) for the Split Dividend would receive one additional share of common stock of the Company for each share of common stock then held, and holders of the Company’s common stock on the Record Date for the Spin-Off Dividend would receive a specified number (or fractions thereof) of shares of Series B common stock of Mueller Water Products, Inc. for each share of Company common stock then held.  The Spin-Off Dividend will not be paid in respect of the new shares of common stock issued by the Company pursuant to the Split Dividend.  The number of shares (or fractions thereof) of Series B common stock of Mueller Water Products, Inc. to be distributed per share of Company common stock in relation to the Spin-Off Dividend will depend upon the number of shares of Company common stock outstanding on the Record Date for such Spin-Off Dividend.  The number of shares of Company common stock outstanding on the Record Date for the Spin-Off Dividend will be affected by the number of shares of Company common stock issued in respect of Convertible Notes converted, and options to purchase such common stock exercised, on or prior to the Record Date for such Spin-Off Dividend; therefore it is expected that the number of shares of Series B common stock of Mueller Water Products, Inc. to be distributed per share of Company common stock will be between 1.94 and 1.65 shares of such Series B common stock per share of Company common stock.

Pursuant to the terms of the Indenture, the Convertible Notes are currently convertible at a rate of 56.0303 shares of common stock per $1,000 principal amount of Convertible Notes (the “Conversion Rate”). The declaration and distribution of each of the Split Dividend and the Spin-Off Dividend will require an adjustment to the Conversion Rate pursuant to Section 15.05 of the Indenture provided that such Dividends are paid.  With regard to the Split Dividend, notice is hereby given that, pursuant to Section 15.05(l) of the Indenture, the Company expects to defer until the occurrence of the applicable Adjustment Event (as defined in the Indenture), which in the case of the Split Dividend is the issuance of the shares that are the subject of such distribution, (x) issuing to the holder of any Convertible Note converted after the Determination Date (as defined in the Indenture) for such Split Dividend and before such payment, the additional shares of common stock issuable upon such conversion by reason of the adjustment required by such Adjustment Event over and above the common stock issuable upon such conversion before giving effect to such adjustment and (y) paying to such holder any amount in cash in lieu of any fraction pursuant to Section 15.03 of the Indenture.

For purposes of determining the holders of Company common stock entitled to receive each of the Split Dividend and the Spin-Off Dividend, record is to be taken as of the close of business on December 6, 2006 (the “Record Date”). Holders of Convertible Notes desiring to participate in the Split Dividend and the Spin-Off Dividend must have converted their Convertible Notes and be holders of Company common stock on or prior to the Record Date.

The Company has the option, pursuant to Section 15.02(g) of the Indenture, to satisfy all or any portion of its conversion obligation in cash.  The Company hereby gives notice that it will satisfy its conversion obligation with respect to the Convertible Notes submitted for conversion prior to 5:00 p.m., Eastern Time, on December 14, 2006 by delivering shares of Company common stock (and cash in lieu of any fractional shares).  The Company has not determined how it will satisfy its conversion obligation with respect to Convertible Notes submitted for conversion after 5:00 p.m., Eastern Time, on December 14, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WALTER INDUSTRIES, INC.

By:	/s/ Victor P. Patrick
	Title:	Victor P. Patrick
Vice Chairman, General Counsel
and Secretary

Date: November 9, 2006